Press Release For immediate release
Invesco Ltd. Announces February 29, 2016
Assets Under Management

Invesco Relations Contact:    Jordan Krugman    404-439-4605
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, March 9, 2016 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $737.5 billion, a decrease of 0.5% month over month. The decrease was driven by negative long-term outflows, unfavorable market returns, and outflows in PowerShares QQQ; partially offset by an increase in money market AUM. FX increased AUM by $0.1 billion. Preliminary average total AUM for the quarter through February 29 were $740.4 billion, and preliminary average active AUM for the quarter through February 29 were $614.1 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 29, 2016(a)	$737.5	$336.9	$183.6	$44.4	$68.5(b)	$104.1
January 31, 2016	$740.9	$341.6	$185.5	$45.5	$65.8	$102.5
December 31, 2015	$775.6	$370.9	$187.9	$48.1	$64.6	$104.1
November 30, 2015	$791.1	$380.0	$189.6	$49.6	$69.5	$102.4
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 29, 2016(a)	$612.5	$256.2	$148.1	$44.4	$68.3(b)	$95.5
January 31, 2016	$612.7	$258.2	$149.6	$45.5	$65.6	$93.8
December 31, 2015	$636.5	$279.9	$149.3	$48.1	$64.2	$95.0
November 30, 2015	$649.6	$287.8	$149.8	$49.6	$69.4	$93.0
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 29, 2016(a)	$125.0	$80.7	$35.5	$—	$0.2(b)	$8.6
January 31, 2016(d)	$128.2	$83.4	$35.9	$—	$0.2	$8.7
December 31, 2015	$139.1	$91.0	$38.6	$—	$0.4	$9.1
November 30, 2015	$141.5	$92.2	$39.8	$—	$0.1	$9.4

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $62.2 billion in institutional money market AUM and $6.3 billion in retail money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
(d)	Decrease in Passive Fixed Income AUM includes reduction in value of non-fee earning AUM due to Invesco Mortgage Capital Inc. (IVR) deconsolidating certain securitization trusts.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.

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